EXHIBIT 99.1

Verde Cuts Carbon Emissionsby 46%in Road Construction

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Verde Resources Inc.
Mar 13, 2025, 07:32 ET

ST. LOUIS, March 13, 2025 /PRNewswire/ --  Verde Resources, Inc. announces groundbreaking preliminary findings from the  National Center for Asphalt Technology (NCAT), revealing the transformative impact of its TerraZyme® technology in road construction.

The Life Cycle Assessment (LCA) of Verde's S-11 cross-section at the NCAT Test Track demonstrates significant advancements. Compared to a conventional method also installed on the track, TerraZyme® reduced overall carbon emissions by 46%, cut Portland cement use by 60%, and completely eliminated hydrated lime. By utilizing in- situ soil, it further minimized reliance on externally sourced materials, reducing the logistics footprint. Eight months of comparative data confirm 5-11's superior performance, with minimal rutting, no cracking, and an exceptionally low International Roughness Index (IRI). These achievements were realized during the subgrade and base layer construction in August 2024.

"The numbers speak for themselves, and we couldn't be more thrilled," said Eric Bava, COO of Verde. "These results confirm TerraZyme's environmental and economic benefits, paving the way for broader adoption in road construction across the U.S. and globally. By demonstrating significant carbon reductions and enhanced performance, we're driving industry acceptance and investment in sustainable infrastructure."

The data from NCAT will be submitted to Climate Action Reserve as part of the ongoing application to register this project and generate carbon avoidance credits, further validating the concept.

"This enzyme technology has been incredibly impressive not only in reducing carbon-intensive materials, but also in overall emissions reduction and performance," said Nathan Moore, NCAT's lead for the test track program. "We will continue monitoring and collecting data, but TerraZyme is shaping up to be a game-changer in the road construction industry."

Verde remains committed to driving innovation in Net Zero road construction by collaborating with strategic partners to commercialize common-sense, sustainable infrastructure solutions. The company will share further insights as additional data emerges.

About Verde Resources Inc.:

Verde Resources Inc. (OTCQB: VRDR)is a leader in sustainable infrastructure, specializing in innovative and cost-effective solutions to help the industry seamlessly #TransitionToZero'". By integrating proprietary technologies with sustainable practices, Verde is at the forefront of creating low-carbon materials for infrastructure worldwide.

About NCAT:

NCAT is a world leader in asphalt pavement technology, partnering with the National Asphalt Pavement Association, state transportation departments, the Federal Highway Administration, and industry stakeholders. Globally recognized for research, training, and technology transfer, it focuses on safe, sustainable, and cost-effective pavements.

SOURCE Verde Resources Inc.